Exhibit 99.1

Press Release

For further information:

Jeffrey R. Luber
President
EXACT Sciences Corporation
P: (508) 683-1211
E: jluber@exactsciences.com

UBS Global Life Sciences Conference to Webcast EXACT Sciences Presentation

MARLBOROUGH, Mass – September 24, 2007 – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that it is scheduled to present at the UBS Global Life Sciences Conference on Thursday, September 27, 2007.  The presentation will be webcast live and may be accessed by visiting the Investors’ section of the Company’s website, www.exactsciences.com.

Jeffrey R. Luber, EXACT Sciences’ President, is scheduled to deliver the presentation at 11:30 a.m. ET at the Grand Hyatt Hotel in New York City.  The presentation will provide an overview of the Company and upcoming events, as well as a clinical update on Version 2 of EXACT’s DNA technology for colorectal cancer screening.  An archived version of the webcast will be available for 30 days.

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America Holdings® (LabCorp®) for a stool-based DNA assay developed by LabCorp for colorectal cancer screening in the average-risk population and marketed by LabCorp under the name PreGen-Plus™.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable earlier detection of colorectal cancer so that more people can be effectively treated.  EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus, the non-invasive colorectal cancer screening testing service offered by LabCorp, has not been approved or cleared by the U.S. Food & Drug Administration.

###